EXHIBIT 99.1
AAM Reports Third Quarter 2019 Financial Results

DETROIT, November 1, 2019 -- American Axle & Manufacturing Holdings, Inc. (AAM), (NYSE: AXL) today reported its financial results for the third quarter 2019 and updated its full year financial outlook.
Third Quarter 2019 Results

•	Sales of $1.68 billion

•
Net loss attributable to AAM of $124.2 million, or (7.4)% of sales, which includes the impact of a pre-tax impairment charge related the announced sale of our U.S. iron casting operations of $225.0 million

•	Adjusted EBITDA of $265.8 million, or 15.8% of sales

•	Diluted loss per share of $1.10; Adjusted earnings per share of $0.58

•	Net cash provided by operating activities of $241.7 million; Adjusted free cash flow of $160.5 million

•	AAM's third quarter financial results were unfavorably impacted by a work stoppage at our largest customer (GM work stoppage) that began on September 15, 2019.

“AAM's financial results in the third quarter of 2019 reflect solid operating performance despite lower than expected production volumes resulting from the GM work stoppage,” said AAM’s Chairman and Chief Executive Officer, David C. Dauch. “The strong free cash flow generated during the quarter, along with the announced sale of our U.S. iron casting operations, position us to continue to deliver on our commitment to reduce debt and strengthen our financial profile."
AAM's sales in the third quarter of 2019 were $1.68 billion as compared to $1.82 billion in the third quarter of 2018. AAM estimates that our sales in the third quarter of 2019 were unfavorably impacted by the GM work stoppage by approximately $57 million.
AAM's net loss in the third quarter of 2019 was $124.2 million, or $1.10 per share, as compared to net income of $63.8 million, or $0.55 per share in the third quarter of 2018.
AAM defines Adjusted earnings per share to be diluted earnings per share excluding the impact of restructuring and acquisition-related costs, debt refinancing and redemption costs, gain on sale of business, impairment charges and non-recurring items, including the tax effect thereon. Adjusted earnings per share in the third quarter of 2019 were $0.58 compared to $0.63 in the third quarter of 2018.
AAM estimates that our net loss in the third quarter of 2019 was unfavorably impacted by the GM work stoppage by approximately $14 million, or $0.12 per share.
AAM defines EBITDA to be earnings before interest expense, income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA excluding the impact of restructuring and acquisition-related costs, debt refinancing and redemption costs, gain on sale of business, impairment charges and non-recurring items. In the third quarter of 2019, Adjusted EBITDA was $265.8 million, or 15.8% of sales, as compared to $275.0 million, or 15.1% of sales, in the third quarter of 2018. AAM estimates that our Adjusted EBITDA in the third quarter of 2019 was unfavorably impacted by the GM work stoppage by approximately $18 million.
AAM's net cash provided by operating activities for the third quarter of 2019 was $241.7 million.
AAM defines free cash flow to be net cash provided by operating activities less capital expenditures net of proceeds from the sale of property, plant and equipment. Adjusted free cash flow is defined as free cash flow excluding the impact of cash payments for restructuring and acquisition-related costs. AAM's Adjusted free cash flow for the third quarter of 2019 was $160.5 million.

AAM's 2019 Financial Outlook
AAM has revised its 2019 financial targets to reflect the expected impact of the GM work stoppage on our full year sales, which we estimate to be approximately $250 million. These targets also reflect the impact of lower metal market passthroughs and foreign currency translation of approximately $50 million and assume a full year of financial results from our U.S. iron casting operations.

AAM's revised full year 2019 financial targets are as follows:

•	AAM is targeting sales of approximately $6.6 billion.

•	AAM is targeting Adjusted EBITDA in the range of $950 - $975 million.

•	AAM is targeting Adjusted free cash flow of approximately $175 million.

Third Quarter 2019 Conference Call Information
A conference call to review AAM's third quarter 2019 results is scheduled today at 10:00 a.m. ET. Interested participants may listen to the live conference call by logging onto AAM's investor web site at http://investor.aam.com or calling (877) 883-0383 from the United States or (412) 902-6506 from outside the United States with access code 0766066. A replay will be available one hour after the call is complete until November 8, 2019 by dialing (877) 344-7529 from the United States or (412) 317-0088 from outside the United States. When prompted, callers should enter replay access code 10135307.

Non-GAAP Financial Information
In addition to the results reported in accordance with accounting principles generally accepted in the United States of America (GAAP) included within this press release, AAM has provided certain information, which includes non-GAAP financial measures such as Adjusted EBITDA, Adjusted earnings per share and Adjusted free cash flow. Such information is reconciled to its closest GAAP measure in accordance with Securities and Exchange Commission rules and is included in the attached supplemental data.

Certain of the forward-looking financial measures included in this earnings release are provided on a non-GAAP basis. A reconciliation of non-GAAP forward-looking financial measures to the most directly comparable forward-looking financial measures calculated and presented in accordance with GAAP has been provided. The amounts in these reconciliations are based on our current estimates and actual results may differ materially from these forward-looking estimates for many reasons, including potential event driven transactional and other non-core operating items and their related effects in any future period, the magnitude of which may be significant.

Management believes that these non-GAAP financial measures are useful to management, investors, and banking institutions in their analysis of the Company's business and operating performance. Management also uses this information for operational planning and decision-making purposes.

Non-GAAP financial measures are not and should not be considered a substitute for any GAAP measure. Additionally, non-GAAP financial measures as presented by AAM may not be comparable to similarly titled measures reported by other companies.

Company Description
AAM (NYSE:AXL) delivers POWER that moves the world. As a leading global tier 1 automotive supplier, AAM designs, engineers and manufactures driveline, metal forming and casting technologies that are making the next generation of vehicles smarter, lighter, safer and more efficient. Headquartered in Detroit, AAM has over 25,000 associates operating at nearly 90 facilities in 17 countries to support our customers on global and regional platforms with a focus on quality, operational excellence and technology leadership.  To learn more, visit aam.com.

Forward-Looking Statements
In this earnings release, we make statements concerning our expectations, beliefs, plans, objectives, goals, strategies, and future events or performance. Such statements are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and relate to trends and events that may affect our future financial position and operating results. The terms such as “will,” “may,” “could,” “would,” “plan,” “believe,” “expect,” “anticipate,” “intend,” “project,” "target," and similar words or expressions, as well as statements in future tense, are intended to identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events and are subject to risks and may differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to: reduced purchases of our products by General Motors Company (GM), FCA US LLC (FCA), or other customers; our ability to respond to changes in technology, increased competition or pricing pressures; our ability to develop and produce new products that reflect market demand; our ability or our customers' and suppliers' ability to successfully launch new product programs on a timely and cost efficient basis; lower-than-anticipated market acceptance of new or existing products; our ability to attract new customers and programs for new products; an impairment of our goodwill, other intangible assets, or long-lived assets if our business or market conditions indicate that the carrying values of those assets exceed their fair values; reduced demand for our customers' products (particularly light trucks and sport utility vehicles (SUVs) produced by GM and FCA); risks inherent in our global operations (including tariffs and the potential consequences thereof to us, our suppliers, and our customers and their suppliers, adverse changes in trade agreements, such as NAFTA, or proposed trade agreements such as the USMCA, immigration policies, political stability, taxes and other law changes, potential disruptions of production and supply, and currency rate fluctuations); a significant disruption in operations at one or more of our key manufacturing facilities; our suppliers', our customers' and their suppliers' ability to maintain satisfactory labor relations and avoid work stoppages; global economic conditions; liabilities arising from warranty claims, product recall or field actions, product liability and legal proceedings to which we are or may become a party, or the impact of product recall or field actions on our customers; risks related to a failure of our information technology systems and networks, and risks associated with current and emerging technology threats and damage from computer viruses, unauthorized access, cyber attack and other similar disruptions; supply shortages or price increases in raw material and/or freight, utilities or other operating supplies for us or our customers as a result of natural disasters or otherwise; our ability to successfully integrate the business and information systems of MPG and to realize the anticipated benefits of the merger; negative or unexpected tax consequences; our ability to achieve the level of cost reductions required to sustain global cost competitiveness; our ability to realize the expected revenues from our new and incremental business backlog; our suppliers', our customers' and their suppliers' ability to maintain satisfactory labor relations and avoid work stoppages; our ability to maintain satisfactory labor relations and avoid work stoppages; price volatility in, or reduced availability of, fuel; potential liabilities or litigation relating to, or assumed in, the MPG merger; potential adverse reactions or changes to business relationships resulting from the completion of the merger with MPG; our ability to protect our intellectual property and successfully defend against assertions made against us; our ability to attract and retain key associates; availability of financing for working capital, capital expenditures, research and development (R&D) or other general corporate purposes including acquisitions, as well as our ability to comply with financial covenants; our customers' and suppliers' availability of financing for working capital, capital expenditures, R&D or other general corporate purposes; changes in liabilities arising from pension and other postretirement benefit obligations; risks of noncompliance with environmental laws and regulations or risks of environmental issues that could result in unforeseen costs at our current and former facilities, or reputational damage; adverse changes in laws, government regulations or market conditions affecting our products or our customers' products; our ability or our customers' and suppliers' ability to comply with regulatory requirements and the potential costs of such compliance; and other unanticipated events and conditions that may hinder our ability to compete. It is not possible to foresee or identify all such factors and we make no commitment to update any forward-looking statement or to disclose any facts, events or circumstances after the date hereof that may affect the accuracy of any forward-looking statement.

# # #
For more information:
Investor Contact
Jason P. Parsons
Director, Investor Relations
(313) 758-2404
jason.parsons@aam.com

Media Contact
Christopher M. Son
Vice President, Marketing & Communications
(313) 758-4814
chris.son@aam.com

Or visit the AAM website at www.aam.com.

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
	(in millions, except per share data)

Net sales	$1,677.4	$1,817.0	$5,100.9	$5,576.3

Cost of goods sold	1,428.7	1,549.6	4,381.7	4,661.2

Gross profit	248.7	267.4	719.2	915.1

Selling, general and administrative expenses	92.7	96.3	274.7	288.6

Amortization of intangible assets	23.7	24.8	73.6	74.5

Impairment charge	225.0	—	225.0	—

Restructuring and acquisition-related costs	11.7	11.7	36.0	66.8

Gain on sale of business	—	—	—	(15.5)

Operating income (loss)	(104.4)	134.6	109.9	500.7

Interest expense	(54.3)	(54.9)	(163.9)	(162.5)

Investment income	2.2	0.6	3.4	1.6

Other income (expense)
Debt refinancing and redemption costs	(5.1)	—	(7.5)	(14.6)
Gain on settlement of capital lease	—	—	—	15.6
Other expense, net	(2.9)	(4.8)	(9.0)	(4.6)

Income (loss) before income taxes	(164.5)	75.5	(67.1)	336.2

Income tax expense (benefit)	(40.4)	11.5	(37.4)	31.4

Net income (loss)	(124.1)	64.0	(29.7)	304.8

Net income attributable to noncontrolling interests	(0.1)	(0.2)	(0.4)	(0.5)

Net income (loss) attributable to AAM	$(124.2)	$63.8	$(30.1)	$304.3

Diluted earnings (loss) per share	$(1.10)	$0.55	$(0.27)	$2.63

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30, 2019	December 31, 2018
	(in millions)
ASSETS
Current assets
Cash and cash equivalents	$375.1	$476.4
Accounts receivable, net	976.9	966.5
Inventories, net	403.1	459.7
Prepaid expenses and other	130.9	127.2
Current assets held-for-sale	312.2	—
Total current assets	2,198.2	2,029.8

Property, plant and equipment, net	2,326.4	2,514.4
Deferred income taxes	61.9	45.5
Goodwill	1,127.5	1,141.8
Other intangible assets, net	881.5	1,111.1
GM postretirement cost sharing asset	223.1	219.4
Other assets and deferred charges	497.7	448.7
Total assets	$7,316.3	$7,510.7

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Current portion of long-term debt	$23.8	$121.6
Accounts payable	703.7	840.2
Accrued compensation and benefits	165.1	179.0
Deferred revenue	22.6	44.3
Accrued expenses and other	220.2	171.7
Current liabilities held-for-sale	101.7	—
Total current liabilities	1,237.1	1,356.8

Long-term debt, net	3,673.3	3,686.8
Deferred revenue	83.1	77.6
Deferred income taxes	21.6	92.6
Postretirement benefits and other long-term liabilities	891.6	810.6
Total liabilities	5,906.7	6,024.4

Total AAM stockholders' equity	1,406.8	1,483.9
Noncontrolling interests in subsidiaries	2.8	2.4
Total stockholders' equity	1,409.6	1,486.3
Total liabilities and stockholders' equity	$7,316.3	$7,510.7

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
	(in millions)
Operating activities
Net income (loss)	$(124.1)	$64.0	$(29.7)	$304.8
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation and amortization	134.2	132.9	411.5	390.9
Other	231.6	26.9	(3.2)	(182.5)
Net cash provided by operating activities	241.7	223.8	378.6	513.2

Investing activities
Purchases of property, plant and equipment	(97.8)	(118.8)	(335.3)	(391.8)
Proceeds from sale of property, plant and equipment	0.3	2.3	2.0	3.2
Proceeds from sale of business, net	—	—	—	47.1
Other	—	—	(2.2)	(1.8)
Net cash used in investing activities	(97.5)	(116.5)	(335.5)	(343.3)

Financing activities
Net debt activity	(12.4)	(20.0)	(132.6)	(93.6)
Other	—	(0.1)	(7.5)	(5.9)
Net cash used in financing activities	(12.4)	(20.1)	(140.1)	(99.5)

Effect of exchange rate changes on cash	(5.5)	(1.0)	(4.3)	(5.3)

Net increase (decrease) in cash, cash equivalents and restricted cash	126.3	86.2	(101.3)	65.1

Cash, cash equivalents and restricted cash at beginning of period	251.3	355.7	478.9	376.8

Cash, cash equivalents and restricted cash at end of period	$377.6	$441.9	$377.6	$441.9

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
SUPPLEMENTAL DATA
(Unaudited)
The supplemental data presented below is a reconciliation of certain financial measures which is intended to facilitate analysis of American Axle & Manufacturing Holdings, Inc. business and operating performance.
Earnings before interest expense, income taxes and depreciation and amortization (EBITDA) and Adjusted EBITDA(a)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
	(in millions)

Net income (loss)	$(124.1)	$64.0	$(29.7)	$304.8
Interest expense	54.3	54.9	163.9	162.5
Income tax expense (benefit)	(40.4)	11.5	(37.4)	31.4
Depreciation and amortization	134.2	132.9	411.5	390.9
EBITDA	24.0	263.3	508.3	889.6
Restructuring and acquisition-related costs	11.7	11.7	36.0	66.8
Debt refinancing and redemption costs	5.1	—	7.5	14.6
Impairment charge	225.0	—	225.0	—
Gain on sale of business	—	—	—	(15.5)
Non-recurring items:
Gain on settlement of capital lease	—	—	—	(15.6)
Adjusted EBITDA	$265.8	$275.0	$776.8	$939.9

Adjusted earnings per share(b)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Diluted earnings (loss) per share	$(1.10)	$0.55	$(0.27)	$2.63
Restructuring and acquisition-related costs	0.10	0.10	0.32	0.58
Debt refinancing and redemption costs	0.05	—	0.07	0.13
Impairment charge	2.00	—	2.00	—
Gain on sale of business	—	—	—	(0.14)
Non-recurring items:
Tax Cuts and Jobs Act Transition Tax adjustment	—	—	(0.08)	—
Gain on settlement of capital lease	—	—	—	(0.14)
Adjustments to liability for unrecognized tax benefits	—	—	—	(0.17)
Tax effect of adjustments	(0.45)	(0.02)	(0.50)	(0.06)
Adjustment for anti-dilutive effect	(0.02)	—	(0.05)	—
Adjusted earnings per share	$0.58	$0.63	$1.49	$2.83

Adjusted earnings per share are based on weighted average diluted shares outstanding of 115.8 million and 116.3 million for the three months ended on September 30, 2019 and 2018, respectively, and 115.6 million and 115.7 million for the nine months ended on September 30, 2019 and 2018, respectively.

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
SUPPLEMENTAL DATA
(Unaudited)
The supplemental data presented below is a reconciliation of certain financial measures which is intended to facilitate analysis of American Axle & Manufacturing Holdings, Inc. business and operating performance.

Free cash flow and Adjusted free cash flow(c)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
	(in millions)
Net cash provided by operating activities	$241.7	$223.8	$378.6	$513.2
Capital expenditures net of proceeds from the sale of property, plant and equipment	(97.5)	(116.5)	(333.3)	(388.6)
Free cash flow	144.2	107.3	45.3	124.6
Cash payments for restructuring and acquisition-related costs	16.3	14.0	46.0	55.3
Adjusted free cash flow	$160.5	$121.3	$91.3	$179.9

Segment Financial Information

In the first quarter of 2019, we reorganized our business to disaggregate our former Powertrain segment, with a portion moving to our Driveline segment and a portion moving to our Metal Forming segment. As a result, our business is now organized into Driveline, Metal Forming and Casting segments. The Powertrain Sales and Segment Adjusted EBITDA amounts previously reported for the three and nine months ended on September 30, 2018 have been reclassified to Driveline and Metal Forming in the tables below.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
	(in millions)
Segment Sales
Driveline	$1,146.7	$1,228.2	$3,422.5	$3,718.6
Metal Forming	476.6	509.0	1,444.1	1,581.7
Casting	209.0	219.1	655.0	701.3
Total Sales	1,832.3	1,956.3	5,521.6	6,001.6
Intersegment Sales	(154.9)	(139.3)	(420.7)	(425.3)
Net External Sales	$1,677.4	$1,817.0	$5,100.9	$5,576.3

Segment Adjusted EBITDA(a)
Driveline	$171.6	$176.9	$461.7	$570.9
Metal Forming	80.4	83.6	253.7	306.0
Casting	13.8	14.5	61.4	63.0
Total Segment Adjusted EBITDA	$265.8	$275.0	$776.8	$939.9

Full Year 2019 Outlook

	Adjusted EBITDA
	Low End	High End
	(in millions)
Net loss	$(50)	$(30)
Interest expense	220	220
Income tax benefit	(45)	(40)
Depreciation and amortization	550	550
Full year 2019 targeted EBITDA	675	700
Restructuring, acquisition-related and debt refinancing and redemption costs	50	50
Impairment charge	225	225
Full year 2019 targeted Adjusted EBITDA	$950	$975

Adjusted Free Cash Flow

(in millions)
Net cash provided by operating activities	$565
Capital expenditures net of proceeds from the sale of property, plant and equipment	(455)
Full year 2019 targeted Free Cash Flow	110
Cash payments for restructuring and acquisition-related costs	65
Full year 2019 targeted Adjusted Free Cash Flow	$175

The increase in estimated cash payments for restructuring and acquisition-related costs in 2019 is a result of expected transactions costs related to our announced sale of the U.S. iron casting operations.
___________

(a)
We define EBITDA to be earnings before interest expense, income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA excluding the impact of restructuring and acquisition-related costs, debt refinancing and redemption costs, gain on sale of a business, impairment charges and non-recurring items. We believe that EBITDA and Adjusted EBITDA are meaningful measures of performance as they are commonly utilized by management and investors to analyze operating performance and entity valuation. Our management, the investment community and the banking institutions routinely use EBITDA and Adjusted EBITDA, together with other measures, to measure our operating performance relative to other Tier 1 automotive suppliers. We also use Segment Adjusted EBITDA as the measure of earnings to assess the performance of each segment and determine the resources to be allocated to the segments. EBITDA and Adjusted EBITDA should not be construed as income from operations, net income or cash flow from operating activities as determined under GAAP. Other companies may calculate EBITDA and Adjusted EBITDA differently.

(b)
We define Adjusted earnings per share to be diluted earnings per share excluding the impact of restructuring and acquisition-related costs, debt refinancing and redemption costs, gain on sale of a business, impairment charges and non-recurring items, including the tax effect thereon. We believe Adjusted earnings per share is a meaningful measure as it is commonly utilized by management and investors in assessing ongoing financial performance that provides improved comparability between periods through the exclusion of certain items that management believes are not indicative of core operating performance and which may obscure underlying business results and trends. Other companies may calculate Adjusted earnings per share differently.

(c)
We define free cash flow to be net cash provided by operating activities less capital expenditures net of proceeds from the sale of property, plant and equipment. Adjusted free cash flow is defined as free cash flow excluding the impact of cash payments for restructuring and acquisition-related costs. We believe free cash flow and Adjusted free cash flow are meaningful measures as they are commonly utilized by management and investors to assess our ability to generate cash flow from business operations to repay debt and return capital to our stockholders. Free cash flow and Adjusted free cash flow are also key metrics used in our calculation of incentive compensation. Other companies may calculate free cash flow and Adjusted free cash flow differently.